Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139504

SUPPLEMENT NO. 1
DATED JANUARY 7, 2009
TO THE PROSPECTUS DATED JANUARY 7, 2009
OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 1 supplements certain information contained in our prospectus dated January 7, 2009, as described below.  You should read this Supplement No. 1 together with our prospectus dated January 7, 2009.  Unless otherwise defined in this Supplement No. 1, capitalized terms used in this Supplement No. 1 have the same meanings as set forth in the prospectus.

This Supplement No. 1 includes references to certain trademarks. Courtyard by Marriott®, Marriott®, Marriott Suites®, Residence Inn by Marriott® and SpringHill Suites by Marriott® trademarks are the property of Marriott International, Inc. (“Marriott”) or one of its affiliates. Doubletree®, Embassy Suites®, Hampton Inn®, Hilton Garden Inn®, Hilton Hotels® and Homewood Suites by Hilton® trademarks are the property of Hilton Hotels Corporation (“Hilton”) or one or more of its affiliates. Hyatt Place® trademark is the property of Hyatt Corporation (“Hyatt”).  For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above-referenced terms are used.

SUMMARY OVERVIEW

Status of the Offering

This public offering commenced on August 1, 2007.  The primary offering will be terminated on or before August 1, 2009, and we reserve the right to extend this offering with respect to the shares offered under our distribution reinvestment plan, or DRP, or as otherwise permitted under applicable law.  Through January 2, 2009, we have sold approximately 295.7 million shares of our common stock in our primary offering and approximately 31.8 million shares of our common stock under our DRP, resulting in aggregate gross proceeds of approximately $3.3 billion.  As of January 2, 2009, approximately 204.3 million shares of our common stock remain available for sale in our primary offering, and approximately 8.2 million shares of our common stock remain available for issuance under our DRP.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRP.

Property Overview

As of September 30, 2008, we, directly or indirectly, including through joint ventures in which we have a controlling interest, owned fee simple and leasehold interests in 793 properties, excluding our lodging and development properties, located in thirty-five states and the District of Columbia.  In addition, we, through our wholly-owned subsidiaries, Inland American Winston Hotels, Inc., Inland American Orchard Hotels, Inc., Inland American Urban Hotels, Inc., and Inland American Lodging Corporation, owned ninety-eight lodging properties in twenty-three states and the District of Columbia

The chart below describes the diversification of our property portfolio described above across real estate property type as of September 30, 2008. Percentages in the chart correspond to real property investments as reported on our unaudited consolidated balance sheet as of September 30, 2008, which are based on the original purchase price of those properties, including debt.

The chart below describes the diversification of our portfolio within the continental United States, as of September 30, 2008.

The following tables set forth certain summary information about the location and character of our properties, by segment, that we owned as of September 30, 2008.  (Dollar amounts stated in thousands, except for revenue per available room and average daily rate).

Retail Segment

Retail Properties	Location	GLA Occupied as of 09/30/08	% Occupied as of 09/30/08	Number of Occupied Tenants as of 09/30/08	Mortgage Payable as of 09/30/08 ($)
Bradley Portfolio (3 properties)	Multiple States	106,820	93%	4	11,126
Citizens Bank Portfolio (158 properties)	Multiple States	993,926	100%	160	200,000
NewQuest Portfolio (34 properties)(1)	Multiple States	2,023,922	92%	430	37,060
Six Pines Portfolio (21 properties)(1)	Multiple States	1,372,430	90%	238	158,500
Stop & Shop Portfolio (8 properties)	Multiple States	599,830	100%	9	85,053
SunTrust Portfolio (421 properties)	Multiple States	1,976,720	100%	420	464,672
Paradise Shops of Largo	Largo, FL	50,441	92%	5	7,325
Triangle Center	Longview, WA	245,007	97%	35	23,600
Monadnock Marketplace	Keene, NH	200,791	100%	12	26,785
Lakewood Shopping Center, Phase 1 (1)	Margate, FL	141,377	95%	29	11,715
Canfield Plaza	Canfield, OH	85,411	85%	9	7,575

Retail Properties	Location	GLA Occupied as of 09/30/08	% Occupied as of 09/30/08		Number of Occupied Tenants as of 09/30/08	Mortgage Payable as of 09/30/08 ($)
Shakopee Shopping Center	Shakopee, MN	35,972	35%		1	8,800
Lincoln Mall (1)	Lincoln, RI	380,507	87%		36	33,835
Brooks Corner (1)	San Antonio, TX	165,388	96%		20	14,276
Fabyan Randall	Batavia, IL	81,085	89%		10	13,405
The Market at Hilliard	Hilliard, OH	115,223	100%		14	11,220
Buckhorn Plaza (1)	Bloomsburg, PA	79,359	100%		15	9,025
Lincoln Village (1)	Chicago, IL	163,168	100%		29	22,035
Parkway Center North (Stringtown)	Grove City, OH	128,841	97%		11	13,892
Plaza at Eagles Landing	Stockbridge, GA	29,265	88%		9	5,310
State Street Market	Rockford, IL	193,657	100%		6	10,450
New Forest Crossing II	Houston, TX	26,700	100%		8	3,438
Sherman Plaza	Evanston, IL	147,057	98%		20	30,275
Market at Morse/Hamilton (1)	Gahanna, OH	44,742	100%		12	7,893
Parkway Centre North Outlot Building B	Grove City, OH	10,245	100%		6	2,198
Crossroads at Chesapeake Square (1)	Chesapeake, VA	121,629	100%		21	11,210
Chesapeake Commons	Chesapeake, VA	79,476	100%		3	8,950
Gravois Dillon Plaza Phase I and II	Highridge, MO	145,110	98%		23	12,630
Pavilions at Hartman Heritage	Independence, MO	179,057	80%		22	23,450
Shallotte Commons	Shallotte, NC	85,897	100%		11	6,078
Legacy Crossing	Marion, OH	124,236	92%		15	10,890
Lakewood Shopping Center, Phase II (1)	Margate, FL	87,602	100%		6	—
Northwest Marketplace (1)	Houston, TX	179,080	97%		27	19,965
Spring Town Center III	Spring, TX	22,460	74%		5	—
Lord Salisbury Center	Salisbury, MD	113,821	100%		11	12,600
Riverstone Shopping Center	Missouri City, TX	264,909	97%		15	21,000
Middleburg Crossing	Middleburg, FL	59,170	92%		10	6,432
Washington Park Plaza (1)	Homewood, IL	229,033	96%		26	30,600
823 Rand Road	Lake Zurich, IL	—	0%		—	5,767
McKinney TC Outlots (1)	McKinney, TX	18,846	100%		5	—
Forest Plaza (1)	Fond du Lac, WI	119,859	98%		7	2,210
Lakeport Commons	Sioux City, IA	257,873	91%		27	—
Penn Park (1)	Oklahoma City, OK	241,349	100%		19	31,000
Streets of Cranberry (2)	Cranberry Township, PA	88,203	82%		23	24,425
Alcoa Exchange (1)	Bryant, AR	88,640	98%		24	12,810
95th & Cicero	Oak Lawn, IL	74,405	96%		4	—
Poplin Place (1)	Monroe, NC	227,721	100%		30	25,390
Total Retail Properties		12,206,260	94	%(3)	1,882	1,484,870

(1)   The square footage for New Quest Portfolio, Six Pines Portfolio, Northwest Marketplace, Brooks Corner, Crossroads at Chesapeake Square, Lakewood Shopping Center, Lincoln Mall, Lincoln Village, Market at Morse, Gravois Dillon Plaza, Buckhorn Plaza, Forest Plaza, McKinney Town Center, Penn Park, Washington Park Plaza, Alcoa Exchange and Poplin Place includes an aggregate of 777,087 square feet leased to tenants under ground lease agreements.

(2)   We purchased this property through our joint venture with Streets of Cranberry, Ltd., or SOCL.  We made a capital contribution of $0.5 million to the venture, for which we received 890 limited partnership units and 10 general partnership units in the venture.  SOCL contributed the property to the venture in exchange for 100 limited partnership units.

(3)   Weighted average physical occupancy.

Office Segment

Office Properties	Location	GLA Occupied as of 09/30/08	% Occupied as of 09/30/08		Number of Occupied Tenants as of 09/30/08	Mortgage Payable as of 09/30/08 ($)
Bradley Portfolio (6 properties)	Multiple States	413,184	76%		5	54,415
NewQuest Portfolio (2 properties)	Texas	20,659	70%		3	—
SunTrust Portfolio (13 properties)	Multiple States	293,981	100%		13	32,434
Lakeview Technology Center	Suffolk, VA	110,007	100%		2	14,470
Bridgeside Point	Pittsburg, PA	153,110	100%		1	17,325
SBC Center	Hoffman Estates, IL	1,690,214	100%		1	200,472
Dulles Executive Plaza I and II	Herndon, VA	379,596	100%		5	68,750
IDS	Minneapolis, MN	1,338,250	90%		286	161,000
Washington Mutual	Arlington, TX	239,905	100%		1	20,115
AT&T St. Louis	St. Louis, MO	1,461,274	100%		1	112,695
AT&T Cleveland	Cleveland, OH	458,936	100%		1	29,242
Worldgate Plaza	Herndon, VA	322,326	100%		8	59,950
Total Office Properties		6,881,442	96	%(1)	327	770,868

(1)   Weighted average physical occupancy.

Industrial/Distribution Segment

Industrial/Distribution Properties	Location	GLA Occupied as of 09/30/08	% Occupied as of 09/30/08		Number of Occupied Tenants as of 09/30/08	Mortgage Payable as of 09/30/08 ($)
Atlas Cold Storage Portfolio (11 properties)	Multiple States	1,896,815	100%		11	94,486
Bradley Portfolio (21 properties) (1)	Multiple States	5,076,439	86%		19	205,646
C & S Portfolio (5 properties)	Multiple States	3,031,295	100%		5	82,500
Persis Portfolio (2 properties)	Multiple States	583,900	100%		2	16,800
Prologis Portfolio (20 properties)	Memphis and Chattanooga, TN	2,051,491	89%		34	32,450
McKesson Distribution Center	Conroe, TX	162,613	100%		1	5,760
Thermo Process Facility	Sugarland, TX	150,000	100%		1	8,201
Schneider Electric	Loves Park, IL	545,000	100%		1	11,000
Total Industrial/Distribution Properties		13,497,553	92	%(2)	74	456,843

(1)   The portfolio has 100% economic occupancy.

(2)   Weighted average physical occupancy.

Multi-Family Segment

Multi-Family Properties	Location	GLA Occupied as of 09/30/08	% Occupied as of 09/30/08		Number of Occupied Tenants as of 09/30/08	Mortgage Payable as of 09/30/08 ($ )
Fields Apartment Homes	Bloomington, IN	309,722	96%		276	18,700
Southgate Apartments	Louisville, KY	195,029	84%		218	10,725
The Landings at Clear Lakes	Webster, TX	323,423	95%		349	18,590
The Villages at Kitty Hawk	Universal City, TX	199,661	81%		251	11,550
Waterford Place at Shadow Creek	Pearland, TX	305,777	93%		275	16,500
Encino Canyon Apartments	San Antonio, TX	220,094	87%		199	12,000
Seven Palms	Webster, TX	331,165	99%		356	18,750
University House Birmingham	Birmingham, AL	184,321	97%		483	—
The Radian	Philadelphia, PA	212,585	100%		498	37,940
University House 13th Street	Gainesville, FL	150,152	76%		439	20,299
University House Lake Road	Huntsville, TX	171,165	71%		465	14,061
University House Acadiana	Lafayette, LA	130,772	94%		361	8,519
Total Multi-Family Properties		2,733,866	91	%(1)	4,170	187,634

(1)   Weighted average physical occupancy.

Lodging Segment

Lodging Properties	Location	Franchisor (1)	Number of Rooms	Revenue Per Available Room for the Period Ended 09/30/08 ($)	Average Daily Rate for the Period Ended 09/30/08 ($)	Occupancy for the Period Ended 09/30/08	Mortgage Payable as of 9/30/08 ($)
Inland American Winston Hotels, Inc.
Comfort Inn Riverview	Charleston, SC	Choice	129	58	91	63%	—
Comfort Inn University	Durham, NC	Choice	136	43	74	57%	—
Comfort Inn Cross Creek	Fayetteville, NC	Choice	123	69	84	82%	—
Comfort Inn Orlando	Orlando, FL	Choice	214	39	62	63%	—
Courtyard by Marriott	Ann Arbor, MI	Marriott	160	88	118	74%	12,225
Courtyard by Marriott Brookhollow	Houston, TX	Marriott	197	74	131	57%	—
Courtyard by Marriott Northwest	Houston, TX	Marriott	126	86	128	67%	7,263
Courtyard by Marriott Roanoke Airport	Roanoke, VA	Marriott	135	98	133	74%	14,651
Courtyard by Marriott Chicago- St. Charles	St. Charles, IL	Marriott	121	72	113	64%	—
Courtyard by Marriott	Wilmington, NC	Marriott	128	81	109	74%	—
Courtyard By Marriott Richmond Airport	Sandston (Richmond), VA	Marriott	142	91	113	80%	11,800
Fairfield Inn	Ann Arbor, MI	Marriott	110	62	96	65%	—
Hampton Inn Suites Duluth- Gwinnett	Duluth, GA	Hilton	136	65	102	64%	9,585
Hampton Inn Baltimore-Inner Harbor	Baltimore, MD	Hilton	116	118	169	70%	13,700
Hampton Inn Raleigh-Cary	Cary, NC	Hilton	129	68	96	71%	7,024

Lodging Properties	Location	Franchisor (1)	Number of Rooms	Revenue Per Available Room for the Period Ended 09/30/08 ($)	Average Daily Rate for the Period Ended 09/30/08 ($)	Occupancy for the Period Ended 09/30/08	Mortgage Payable as of 9/30/08 ($)
Hampton Inn University Place	Charlotte, NC	Hilton	126	68	106	64%	8,164
Comfort Inn Medical Park	Durham, NC	Choice	136	43	76	57%	—
Hampton Inn	Jacksonville, NC	Hilton	122	88	99	89%	—
Hampton Inn Atlanta- Perimeter Center	Atlanta, GA	Hilton	131	71	113	62%	8,450
Hampton Inn Crabtree Valley	Raleigh, NC	Hilton	141	62	105	59%	—
Hampton Inn White Plains- Tarrytown	Elmsford, NY	Hilton	156	87	154	56%	15,643
Hilton Garden Inn Albany Airport	Albany, NY	Hilton	155	92	129	72%	12,050
Hilton Garden Inn Atlanta Winward	Alpharetta, GA	Hilton	164	71	128	55%	10,503
Hilton Garden Inn	Evanston, IL	Hilton	178	114	151	76%	19,928
Hilton Garden Inn RDU Airport	Morrisville, NC	Hilton	155	97	132	74%	—
Hilton Garden Inn Chelsea	New York, NY	Hilton	169	191	239	80%	30,250
Hilton Garden Inn Hartford North Bradley International	Windsor, CT	Hilton	157	81	127	64%	10,384
Holiday Inn Express Clearwater Gateway	Clearwater, FL	IHG	127	55	94	58%	—
Holiday Inn Harmon Meadow- Secaucus	Secaucus, NJ	IHG	161	104	148	70%	—
Homewood Suites	Cary, NC	Hilton	150	89	121	74%	12,747
Homewood Suites	Durham, NC	Hilton	96	79	104	76%	7,950
Homewood Suites Houston- Clearlake	Houston, TX	Hilton	92	96	119	81%	7,222
Homewood Suites	Lake Mary, FL	Hilton	112	72	106	68%	9,900
Homewood Suites Metro Center	Phoenix, AZ	Hilton	126	64	109	59%	6,330
Homewood Suites	Princeton, NJ	Hilton	142	92	128	72%	11,800
Homewood Suites Crabtree Valley	Raleigh, NC	Hilton	137	86	117	74%	12,869
Quality Suites	Charleston, SC	Choice	168	62	99	63%	10,350
Residence Inn	Phoenix, AZ	Marriott	168	58	118	49%	7,500
Residence Inn Roanoke Airport	Roanoke, VA	Marriott	79	87	123	71%	5,754
Towneplace Suites Northwest	Austin, TX	Marriott	127	62	93	67%	7,082
Towneplace Suites Birmingham-Homewood	Birmingham, AL	Marriott	128	52	85	61%	—
Towneplace Suites	College Station, TX	Marriott	94	67	91	73%	—
Towneplace Suites Northwest	Houston, TX	Marriott	128	60	110	55%	—
Towneplace Suites	Houston, TX (Clearlake)	Marriott	94	73	96	76%	—
Courtyard by Marriott Country Club Plaza	Kansas City, MO	Marriott	123	100	140	72%	10,278

Lodging Properties	Location	Franchisor (1)	Number of Rooms	Revenue Per Available Room for the Period Ended 09/30/08 ($)	Average Daily Rate for the Period Ended 09/30/08 ($)	Occupancy for the Period Ended 09/30/08	Mortgage Payable as of 9/30/08 ($)
Hilton Garden Inn	North Canton, OH	Hilton	121	88	129	68%	7,572
Hilton Garden Inn	Wilmington, NC	Hilton	119	86	126	68%	—
Inland American Orchard Hotels, Inc.
Courtyard by Marriott Williams Center	Tucson, AZ	Marriott	153	79	112	70%	16,030
Courtyard by Marriott	Lebanon, NJ	Marriott	125	80	122	66%	10,320
Courtyard by Marriott Quorum	Addison, TX	Marriott	176	74	126	59%	18,860
Courtyard by Marriott	Harlingen, TX	Marriott	114	72	101	72%	6,790
Courtyard by Marriott Westchase	Houston, TX	Marriott	153	98	141	70%	16,680
Courtyard by Marriott West University	Houston, TX	Marriott	100	101	136	74%	10,980
Courtyard by Marriott West Lands End	Fort Worth, TX	Marriott	92	80	118	68%	7,550
Courtyard by Marriott Dunn Loring-Fairfax	Vienna, VA	Marriott	206	105	143	74%	30,810
Courtyard by Marriott Seattle- Federal Way	Federal Way, WA	Marriott	160	110	136	81%	22,830
Hilton Garden Inn Tampa Ybor	Tampa, FL	Hilton	95	108	139	77%	9,460
Hilton Garden Inn	Westbury, NY	Hilton	140	136	164	83%	21,680
Homewood Suites Colorado Springs North	Colorado Springs, CO	Hilton	127	63	94	66%	7,830
Homewood Suites	Baton Rouge, LA	Hilton	115	99	132	75%	12,930
Homewood Suites	Albuquerque, NM	Hilton	151	75	98	76%	10,160
Homewood Suites Cleveland- Solon	Solon, OH	Hilton	86	83	111	75%	5,490
Residence Inn Williams Centre	Tucson, AZ	Marriott	120	99	119	83%	12,770
Residence Inn Cypress- Los Alamitos	Cypress, CA	Marriott	155	103	130	79%	20,650
Residence Inn South Brunswick-Cranbury	Cranbury, NJ	Marriott	108	87	121	72%	10,000
Residence Inn Somerset- Franklin	Franklin, NJ	Marriott	108	96	113	85%	9,890
Residence Inn	Hauppauge, NY	Marriott	100	118	137	86%	10,810
Residence Inn Nashville Airport	Nashville, TN	Marriott	168	80	100	80%	12,120
Residence Inn West University	Houston, TX	Marriott	120	107	127	85%	13,100
Residence Inn	Brownsville, TX	Marriott	102	82	106	77%	6,900
Residence Inn DFW Airport North	Dallas-Fort Worth, TX	Marriott	100	91	122	74%	9,560
Residence Inn Westchase	Houston Westchase, TX	Marriott	120	98	126	78%	12,550
Residence Inn Park Central	Dallas, TX	Marriott	139	72	102	72%	8,970

Lodging Properties	Location	Franchisor (1)	Number of Rooms	Revenue Per Available Room for the Period Ended 09/30/08 ($)	Average Daily Rate for the Period Ended 09/30/08 ($)	Occupancy for the Period Ended 09/30/08	Mortgage Payable as of 9/30/08 ($)
SpringHill Suites	Danbury, CT	Marriott	106	80	109	73%	9,130
Inland American Urban Hotels, Inc. (2)
Courtyard by Marriott	Annapolis-Ft Meade, MD	Marriott	140	94	131	72%	14,400
Marriott Atlanta Century Center	Atlanta, GA	Marriott	287	74	120	62%	16,705
Courtyard by Marriott	Birmingham, AL	Marriott	122	109	140	78%	10,500
Marriott Residence Inn	Cambridge, MA	Marriott	221	172	199	86%	44,000
Courtyard by Marriott	Elizabeth, NJ	Marriott	203	98	111	89%	16,030
Marriott Residence Inn	Elizabeth, NJ	Marriott	198	101	117	86%	18,710
Courtyard by Marriott	Ft Worth, TX	Marriott	203	108	149	72%	15,410
Marriott Residence Inn	Poughkeepsie, NY	Marriott	128	101	140	73%	13,350
Embassy Suites	Beachwood/ Cleveland, OH	Hilton	216	94	127	74%	15,140
Marriott	Chicago, IL	Marriott	113	159	185	86%	13,000
Doubletree	Washington, DC	Hilton	220	146	177	82%	26,398
Residence Inn	Baltimore, MD	Marriott	188	146	173	85%	40,040
Hilton Garden Inn	Burlington, MA	Hilton	179	89	122	73%	15,529
Hilton Garden Inn	Washington, DC	Hilton	300	198	214	93%	61,000
Hampton Inn Suites	Denver, CO	Hilton	148	108	144	75%	11,880
Embassy Suites	Hunt Valley, MD	Hilton	223	85	123	69%	13,943
Hilton Suites	Phoenix, AZ	Hilton	226	95	156	61%	22,661
Hilton Garden Inn	Colorado Springs, CO	Hilton	154	62	100	62%	8,765
Homewood Suites	Houston, TX	Hilton	162	116	143	81%	15,500
Hilton Garden Inn	San Antonio, TX	Hilton	117	85	124	69%	10,420
Hyatt Place	Medford/Boston, MA	Hyatt	157	100	128	78%	13,404
Doubletree	Atlanta, GA	Hilton	154	76	108	71%	10,085

Inland American Lodging Corporation
Hilton University of Florida Hotel & Convention Center	Gainesville, FL	Hilton	248	98	147	66%	27,775
The Woodlands Waterway Marriott Hotel & Convention Center	The Woodlands, TX	Marriott	341	144	195	74%	60,000
Total Lodging Properties:			14,471	93	128	72%	1,168,469

(1)   Our hotels are operated under franchise agreements with franchisors including Marriott, Hilton, Hyatt, Intercontinental Hotels Group PLC (“IHG”) and Choice Hotels International (“Choice”).

(2)   The information presented for those hotels owned by Inland American Urban Hotels, Inc. reflects the period from February 8, 2008 to September 30, 2008.

Recent Acquisitions

From July 1, 2008 through September 30, 2008, we completed the following property acquisitions (dollar amounts stated in thousands):

Property	Type	Date of Acquisition	Purchase Price ($)	Mortgage Payable as of 09/30/08 ($)	Occupancy Rate as of 09/30/08	Effective Annual Rental Per Square Foot ($)
95th & Cicero	Retail	08/28/2008	15,493	—	96%	16.67
Poplin Place	Retail	08/29/2008	40,500	25,390	100%	13.88

The weighted average capitalization rate for these recently acquired properties is 7.14%. Capitalization rate is one method used to estimate the value of income producing properties.  Capitalization rates may be calculated in different ways.  In this case, the capitalization rate for each of these properties is determined by dividing the projected 2008 cash flows, prepared on a property-by-property basis, before debt service and without giving effect to any corporate-level general and administrative expenses, by the purchase price of the portfolio or individual property.  These cash flows are based on projections of rent, property-level operating expenses and tenant recoveries, if applicable, and excluding depreciation and amortization.

Tenant Concentration

The following table sets forth information regarding the ten individual tenants, irrespective of property type, generating the greatest 2008 annualized base rent based on the properties owned as of September 30, 2008, excluding our multi-family, lodging and development properties. (Dollar amounts stated in thousands.)

Tenant Name	Type	Annualized Base Rental Income ($)	% of Total Portfolio Annualized Income	Square Footage	% of Total Portfolio Square Footage
SunTrust Banks	Retail/Office	52,111	12.59%	2,241,396	5.87%
AT&T Centers	Office	44,770	10.81%	3,610,424	9.46%
Citizens Banks	Retail	18,237	4.41%	907,005	2.38%
C&S Wholesalers	Industrial/Distribution	14,429	3.49%	3,031,295	7.94%
Atlas Cold Storage	Industrial/Distribution	12,370	2.99%	1,896,815	4.97%
Stop & Shop	Retail	10,164	2.46%	601,652	1.58%
Lockheed Martin Corporation	Office	8,648	2.09%	342,516	0.90%
Cornerstone Consolidated Services Group	Industrial/Distribution	5,617	1.36%	970,168	2.54%
Randall’s Food and Drug	Retail	5,557	1.34%	635,580	1.67%
Pearson Education, Inc	Industrial/Distribution	3,665	0.89%	1,091,435	2.86%

Lease Expirations

The following table presents, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2008 through 2017, for the properties we owned as of September 30, 2008.  The table shows approximate gross leasable area in square feet (“GLA”) represented by the applicable lease expirations, excluding our multi-family, lodging and development properties.  (Dollar amounts stated in thousands.)

Year	Number of Leases Expiring	Approximate GLA of Expiring Leases (Sq. Ft.)	% of Total Portfolio GLA Represented by Expiring Leases (1)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases (2)
2008	169	558,710	1.65%	7,611	2.01%
2009	233	2,169,235	6.55%	20,546	5.50%
2010	229	2,320,923	7.50%	26,827	7.50%
2011	310	2,186,622	7.62%	31,495	9.36%
2012	182	2,971,745	11.19%	29,268	9.46%
2013	117	1,408,990	5.98%	19,531	6.91%
2014	112	1,662,310	7.50%	20,727	7.79%
2015	102	3,967,874	19.35%	49,802	20.09%
2016	77	4,052,768	24.50%	39,145	19.50%
2017	464	2,595,608	20.79%	65,406	40.19%

(1)

For purposes of the table, the “total annual base rental income” column represents annualized base rent of each tenant as of January 1 of each year. Therefore, as each lease expires, no amount is included in this column for any subsequent year for that lease. In view of the assumption made with regard to total annual base rent, the percent of annual base rent represented by expiring leases may not be reflective of the actual amounts collected.

(2)	Annual base rental income is based on leases in place as of September 30, 2008.

Average Rents

The following table presents, by property type, the average base rent per square foot for the properties we owned as of September 30, 2008.  Unless otherwise noted, these rates are as of the end of the period and do not represent the average rate during the nine months ended September 30, 2008.

Property Type	Average Base Rent Per Square Foot as of September 30, 2008
Retail	$16.47
Office	$15.07
Industrial/Distribution	$5.08
Multi-Family	$795.00	(1)
Lodging	$128.00	(2)

(1) End of month scheduled base rent per unit per month.

(2) Average daily rate for the three months ended September 30, 2008 was $124.00 and $128.00 for the nine       months ended September 30, 2008.

Developments

As of September 30, 2008, we owned several properties, which, for financial statement purposes, are consolidated, that are in various stages of development, as described below.  We fund cash needs for these development activities from our working capital and by borrowings secured by the properties.  Specifically identifiable direct acquisition, development and construction costs are capitalized, including, where applicable, salaries and related costs, real estate taxes and interest incurred in developing the property.  (Dollar amounts stated in thousands.)

Name	Property Type	Square Feet		Costs Incurred to Date ($)	Total Estimated Costs ($)(1)	Estimated Placed in Service Date (2)		Percent Pre- Leased as of 09/30/08 (3)	Note Payable as of 09/30/08 ($)

Cityville Perimeter –Atlanta, GA	Multi-Family	255,364		2,319	45,572	Q1 2010		(4)	—
Block 121 –Birmingham, AL	Multi-Family	216,602		4,668	32,758	Q1 2010		(4)	—
Haskell –Dallas, TX	Multi-Family	588,500		27,317	100,000	Q2 2010		(4)	16,405
Oak Park –Dallas, TX	Multi-Family	557,504		49,058	92,178	Q3 2010		(4)	25,566
Cityville Carlisle –Dallas, TX	Multi-Family	211,512		7,570	32,109	Q3 2010		(4)	2,755
Stonebriar –Plano, TX	Retail	329,968		47,634	121,000		(5)	7%	28,858
Stone Creek –San Marcus, TX	Retail	506,169		31,050	76,100		(5)	55%	3,691
Woodbridge –Wylie, TX	Retail	268,210		19,029	49,415		(5)	43%	—
Hudson Correctional Facility –Hudson, CO	Correctional Facility		(6)	877	100,000	Q4 2009		100%	—
		2,933,829		189,522	649,132				77,275

(1)

The “total estimated costs” represent 100% of the development’s estimated costs, including the acquisition cost of the land and building, if any. The total estimated costs are subject to change upon, or prior to, the completion of the development and include amounts required to lease the property.

(2)

The “estimated placed in-service date” represents the date the certificate of occupancy is currently anticipated to be obtained. Subsequent to obtaining a certificate of occupancy, each property will go through a lease-up period.

(3)	The percent pre-leased represents the percentage of square feet leased, of the total projected square footage of the entire development.
(4)	Leasing activities related to multi-family properties do not begin until six to nine months prior to the time the property is placed in service.
(5)

Stonebriar, Stone Creek and Woodbridge are retail shopping centers and development is planned to be completed in phases. As the construction and lease-up of individual phases are completed, the respective phase will be placed in service, resulting in a range of estimated placed-in-service dates from third quarter 2008 to 2010.

(6)	This property is a $100 million correctional facility that is triple-net leased for ten years.

Funds From Operations

Funds from operations, or “FFO,” a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance, for the nine months ended September 30, 2008 and 2007 was (in thousands):

		Nine Months Ended September 30,
		2008	2007
	Net income (loss) applicable to common shares, in accordance with GAAP	$(37,731)	52,113
Add:	Depreciation and amortization:
	Related to investment properties	231,777	113,771
	Related to income (loss) from investment in unconsolidated entities	39,139	1,744

Less:	Minority interests’ share
	Depreciation and amortization related to investment properties	1,923	1,786

	Funds from operations (1)(2)	$231,262	165,842

(1)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a standard known as “Funds from Operations” which it believes more accurately reflects the operating performance of a REIT such as us. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. FFO is not intended to be an alternative to “Net Income” as an indicator of our performance nor to “Cash Flows from Operating Activities” as determined by GAAP as a measure of our capacity to pay distributions. We believe that FFO is a better measure of our operating performance because FFO excludes non-cash items from GAAP net income. This allows us to compare our property performance to our investment objectives. See the “Selected Financial Data” section of this supplement.

(2)

Our funds from operations per weighted average share decreased from $0.47 per share to $0.36 per share from the nine months ended September 30, 2007 to the nine months ended September 30, 2008. The decline resulted from non-cash impairments on investment securities. These impairments are taken where we determine declines in the stock price of our marketable securities are other-than-temporary. Other-than-temporary impairments are not necessarily considered permanent. These securities continue to pay significant dividends and we realized a leveraged yield of 7.2% during the nine months ended September 30, 2008. We view these as long term investments.

We have declared distributions and have generated FFO and FFO per share in the following amounts.  (Dollar amounts stated in thousands, except per share amounts.)

Period	Distributions Declared ($)	Distributions Paid ($)	Distributions Declared, per weighted average common share ($)		Funds From Operations ($)	Funds From Operations, per weighted average common share ($)
Year ended 12/31/07	242,606	222,697.61		(1)	234,215.59
Three months ended 03/31/08	89,291	86,556.16			90,930.16
Six months ended 06/30/08	188,239	182,096.31			150,139.25
Nine months ended 09/30/08	298,596	288,524.47			231,262.36

(1)

Effective November 1, 2007, we began paying cash distributions equal to $0.62 per share on an annualized basis. Because we pay distributions in arrears, the cash distribution paid on December 12, 2007, for stockholders of record on November 30, 2007, was the first to reflect this increase.

We generally use FFO as a measure of our operating performance, rather than as a measure of our ability to pay distributions. We believe that “cash flows from operating activities” is a more accurate measure of our ability to pay distributions because, unlike FFO, cash flows from operating activities are determined by U.S. generally accepted accounting principles, or “GAAP.”  In addition, unlike FFO, which adjusts net income primarily for the impact of depreciation, amortization and non-recurring gains, cash flows from operating activities are adjusted for additional items, both positively and negatively, to, in our view, more accurately reflect actual cash available to pay distributions.  As illustrated in the following table, during the year ended December 31, 2007 and for each of the periods presented, with the exception of the three months ended March 31, 2008, our cash flows from operating activities exceeded the amount of distributions declared and paid during the applicable periods.  Accordingly, the distributions paid during these periods were funded entirely from our cash flows from operating activities.  During the three months ended March 31, 2008, approximately $69.7 million of the $86.6 million cash distributions paid during the period were funded from our cash flows from operating activities, and the remaining $16.9 million were funded with cash provided from our financing activities, including specifically borrowings secured by our assets.  See “Prospectus Summary – Distribution Policy.”

Period	Distributions Declared ($)	Distributions Paid ($)	Net cash flows provided by operating activities ($)
	(Dollar amounts stated in thousands.)
Year ended 12/31/07	242,606	222,697	263,420
Three months ended 03/31/08	89,291	86,556	69,715
Six months ended 06/30/08	188,239	182,096	194,267
Nine months ended 09/30/08	298,596	288,524	299,649

Rental Income, Tenant Recovery Income, Lodging Income and Other Property Income

Rental income consists of basic monthly rent, straight-line rent adjustments, amortization of acquired above and below market leases, fee income and percentage rental income recorded pursuant to tenant leases.  Tenant recovery income consists of reimbursements for real estate taxes, common area maintenance costs, management fees and insurance costs.  Lodging income consists of room revenues, food and beverage revenues, telephone revenues and miscellaneous revenues.  Other property income consists of other miscellaneous property income.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Property rentals	$290,398	$267,816
Straight-line rents	13,326	12,765
Amortization of acquired above and below market leases, net	865	155

Total rental income	$304,589	$280,736

Tenant recoveries	53,634	55,192
Other income	11,642	16,416
Lodging operating income	400,588	126,392

Total property revenues	$770,453	$478,736

Property Operating Expenses and Real Estate Taxes

Property operating expenses for properties other than lodging consist of property management fees paid to property managers including affiliates of our sponsor and operating expenses, including costs of owning and maintaining investment properties, real estate taxes, insurance, utilities, maintenance to the exterior of the buildings and the parking lots.  Lodging operating expenses include, but are not limited to, rooms, food and beverage, utility, administrative and marketing, franchise and management fees and repairs and maintenance expenses.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Property operating expenses	$62,098	$59,678
Lodging operating expenses	231,943	75,412
Real estate taxes	52,439	39,665

Total property expenses	$346,480	$174,755

Property Income and Expenses by Property Type

The following five tables present, by property type, property operating information for the properties that we owned as of September 30, 2008 and December 31, 2007.

Retail Segment.  The table below presents operating information generated by our retail properties for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007, respectively.  (Dollar amounts stated in thousands.)

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Revenues:
Rental income	$152,075	$121,428
Tenant recovery incomes	32,082	30,103
Other property income	3,455	3,128

Total revenues	$187,612	$154,659

Expenses:
Property operating expenses	$29,310	$25,308
Real estate taxes	20,154	19,400

Total operating expenses	$49,464	$44,708

Net property operations	$138,148	$109,951

Office Segment.  The table below presents operating information generated by our office properties for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007, respectively.  (Dollar amounts stated in thousands.)

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Revenues:
Rental income	$81,675	$98,764
Tenant recovery incomes	19,267	22,743
Other property income	5,853	7,066

Total revenues	$106,795	$128,573

Expenses:
Property operating expenses	$21,665	$25,842
Real estate taxes	10,434	11,494

Total operating expenses	$32,099	$37,336

Net property operations	$74,696	$91,237

Industrial Segment.  The table below presents operating information generated by our industrial properties for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007, respectively.  (Dollar amounts stated in thousands.)

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Revenues:
Rental income	$52,849	$47,039
Tenant recovery incomes	2,285	2,346
Other property income	463	4,801

Total revenues	$55,597	$54,186

Expenses:
Property operating expenses	$3,589	$3,277
Real estate taxes	1,601	1,740

Total operating expenses	$5,190	$5,017

Net property operations	$50,407	$49,169

Multi-Family Segment.  The table below presents operating information generated by our multi-family properties for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007, respectively.  (Dollar amounts stated in thousands.)

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Revenues:
Rental income	$17,990	$13,505
Other property income	1,871	1,421

Total revenues	$19,861	$14,926

Expenses:
Property operating expenses	$7,534	$5,251
Real estate taxes	3,030	1,815

Total operating expenses	$10,564	$7,066

Net property operations	$9,297	$7,860

Lodging Segment.  The table below presents operating information generated by our lodging properties for the six months ended September 30, 2008 and the fiscal year ended December 31, 2007, respectively.  (Dollar amounts stated in thousands.)

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Revenues:
Lodging operating income	$400,588	$126,392

Total revenues	$400,588	$126,392

Expenses:
Lodging operating expenses to non-related parties	$231,943	$75,412
Real estate taxes	17,220	5,216

Total operating expenses	$249,163	$80,628

Net lodging operations	$151,425	$45,764

Other Operating Income and Expenses

Other operating expenses are summarized as follows.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Depreciation and amortization	$232,029	$174,163
Interest expense	161,205	108,060
General and administrative (1)	22,108	19,466
Business manager fee	18,500	9,000

	$433,842	$310,689

(1)  Includes expenses paid to affiliates of our sponsor.

Interest Expense

A summary of interest expense for the nine months ended September 30, 2008 and the year ended December 31, 2007 appears below.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Debt Type
Margin and other interest expense	$10,288	$15,933
Mortgages	150,917	92,127

Total	$161,205	$108,060

Interest and Dividend Income and Realized Gain on Securities

Interest income consists of interest earned on short term investments and notes receivable.  Dividends are earned from investments in our portfolio of marketable securities.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Interest Income	$32,344	$61,546
Dividend Income	21,757	22,742

Total	$54,101	$84,288

Realized gain on investment securities	793	19,280
Other than temporary impairments	(76,492)	(21,746)
Total	$(75,699)	$(2,466)

The following analysis outlines our dividend performance.  (Dollar amounts stated in thousands.)

	Nine months ended September 30, 2008	Year ended December 31, 2007
Dividend income	$21,757	$22,742
Margin interest expense	(3,284)	(5,479)
Investment advisor fee	(1,847)	(2,120)

	$16,626	$15,143

Average investment in marketable securities (1)	$439,310	$269,848
Average margin payable balance	(131,415)	(87,839)

Net investment	$307,895	$182,009

Leveraged yield (annualized)	7.2%	8.3%

(1)	The average investment in marketable securities represents our cost basis of these securities. Unrealized gains and losses, including impairments, are not reflected.

Compensation Paid To Our Business Manager and Its Affiliates

Set forth below is a summary of the most significant fees and expenses that we have paid to Inland Securities, our Business Manager, our Property Managers, The Inland Real Estate Group and their affiliates.  The compensation set forth under “Offering Stage” relates only to fees and expenses paid or accrued in connection with this follow-on offering.  (Dollar amounts stated in thousands.)

	As of September 30, 2008	As of December 31, 2007

Offering Stage

Selling Commissions	$184,541	$44,949
Marketing Contribution	$47,866	$12,163
Due Diligence Expense Allowance	$12,213	$2,992
Reimbursable Expenses And Other Expenses Of Issuance Paid to Affiliates	$2,041	$740

	For the nine months ended September 30, 2008		For the year ended December 31, 2007

Operational Stage

Acquisition Expenses	$2,406	(1)	$3,432
Acquisition Fee	$22,326	(2)	$37,060
Property Management Fee	$15,277		$15,129
Oversight Fee	—		—
Business Management Fee	$18,500	(3)	$9,000
Incentive Fee	—		—
Interest Expense	—		—
Service Fee Associated with Purchasing, Selling and Servicing Mortgages	$1,591		$2,908
Ancillary Services Reimbursements	$3,308	(4)	$3,227	(5)
Investment Advisor Fee	$1,847	(6)	$2,120	(7)

Liquidation Stage

Property Disposition Fee	—		—

(1) As of September 30, 2008, approximately $635 remained unpaid.

(2) As of September 30, 2008, approximately $493 remained unpaid.

(3) As of September 30, 2008, approximately $6,000 remained unpaid.

(4) As of September 30, 2008, approximately $1,708 remained unpaid.

(5) As of December 31, 2007, approximately $1,690 remained unpaid.

(6) As of September 30, 2008, approximately $347 remained unpaid.

(7) As of December 31, 2007, approximately $340 remained unpaid.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.”  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-139504), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008, including the information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2008 Annual Meeting of Stockholders;

•	Definitive Proxy Statement filed with the SEC on April 7, 2008 in connection with our Annual Meeting of Stockholders held on June 3, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on November 14, 2008;

•	Current Report on Form 8-K filed with the SEC on July 6, 2007 (includes the financial statements of Winston Hotels, Inc.);

•	Current Report on Form 8-K filed with the SEC on August 9, 2007;

•	Current Report on Form 8-K filed with the SEC on September 19, 2007 (includes the financial statements of Apple Hospitality Five, Inc.);

•	Current Report on Form 8-K filed with the SEC on October 10, 2007;

•	Current Report on Form 8-K filed with the SEC on November 28, 2007;

•	Current Report on Form 8-K filed with the SEC on December 14, 2007;

•	Current Report on Form 8-K filed with the SEC on December 20, 2007;

•	Current Report on Form 8-K/A filed with the SEC on January 3, 2008;

•	Current Report on Form 8-K/A filed with the SEC on February 5, 2008 (includes financial statements for The Woodlands Waterway® Marriott Hotel and Convention Center in The Woodlands, Texas);

•	Current Report on Form 8-K filed with the SEC on February 14, 2008;

•	Current Report on Form 8-K filed with the SEC on April 1, 2008;

•	Current Report on Form 8-K/A filed with the SEC on April 2, 2008;

•	Current Report on Form 8-K filed with the SEC on April 3, 2008;

•	Current Report on Form 8-K/A filed with the SEC on April 29, 2008 (includes the financial statements of RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F.#1), L.P.);

•	Current Report on Form 8-K/A filed with the SEC on April 29, 2008 (includes summary financial information for SunTrust Banks, Inc. and the required pro forma financial information);

•	Current Report on Form 8-K filed with the SEC on May 22, 2008;

•	Current Report on Form 8-K filed with the SEC on June 13, 2008;

•	Current Report on Form 8-K filed with the SEC on July 18, 2008 (includes the interim financial statements of Winston Hotels, Inc.);

•	Current Report on Form 8-K filed with the SEC on August 7, 2008;

•	Current Report on Form 8-K filed with the SEC on August 25, 2008;

•	Current Report on Form 8-K filed with the SEC on September 16, 2008;

•	Current Report on Form 8-K filed with the SEC on September 17, 2008;

•	Current Report on Form 8-K filed with the SEC on November 20, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-51609), filed with the SEC on November 10, 2005.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov.  In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C.  20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Roberta S. Matlin, (630) 218-8000.  The documents also may be accessed on our website at www.inland-american.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

We May Borrow Money

This subsection, which begins on page 5  in the “Prospectus Summary” section of the prospectus, is supplemented as follows:

As of September 30, 2008, on a consolidated basis, we had mortgage debt excluding mortgage discounts associated with debt assumed at acquisition secured by 832 properties totaling approximately $4.1 billion, equivalent to approximately 54% of the combined fair market value of our encumbered assets on a consolidated basis.  For these purposes, the “fair market value” of each asset is equal to the purchase price paid for the asset or the value reported in the most recent appraisal of the asset, whichever is later.  The weighted average interest rate on this mortgage debt was 5.41% as of September 30, 2008.  See “Business and Policies – Borrowing” for additional discussion of our borrowing policies.

Distribution Policy

This subsection is inserted to the “Prospectus Summary” section of the prospectus, directly following “Investment Objectives,” which appears on page 17 of the prospectus.

We intend to continue paying regular monthly cash distributions to our stockholders. For the period from August 31, 2005 (when we commenced our initial public offering) through September 30, 2008, we paid cash distributions to our stockholders aggregating approximately $544.7 million.  Approximately $544.6 million of these distributions were funded with cash provided from our operating and investing activities and approximately $0.1 million of the distributions were funded from financing activities including contributions from our sponsor.  For the period beginning January 1, 2008 and ending September 30, 2008, we paid cash distributions of approximately $288.5 million, all of which, cumulatively, were funded with cash provided from our operating activities; however, $16.9 million of the $86.6 million cash distributions paid during the period beginning January 1, 2008 and ending March 31, 2008 were funded with cash provided from our financing activities.  For the period beginning January 1, 2007 and ending December 31, 2007, we paid cash distributions of approximately $222.7 million, all of which were funded with cash provided from our operating and investing activities. Effective November 1, 2007, we began paying cash distributions equal to $0.62 per share on an annualized basis.  Distributions at this rate are equivalent to a 6.2% annualized yield on a share purchased for $10.00. Because we pay distributions in arrears, the cash distribution paid on December 12, 2007, for stockholders of record on November 30, 2007, was the first to reflect this increase.

Approximately 54.7% of the distributions paid in 2007 was treated as ordinary income, approximately 36.7% was treated as a return of capital and approximately 8.6% was treated as a distribution of capital gain.  For the year ended December 31, 2006, approximately $16.7 million (or approximately 50% of the $33.4 million distribution paid in 2006) represented a return of capital and the remaining amount was treated as ordinary income.  For income tax purposes only, for the year ended December 31, 2005, $123,000 (or 100% of the distributions paid for 2005) represented a return of capital due to the tax loss in 2005.  No distributions were made in 2004.  The following table denotes the allocation of the monthly distribution paid in 2007 for income tax purposes only.  All amounts are stated in dollars per share.

		Total	Ordinary		Return of
Record Date	Payment Date	Distribution	Dividends	Capital Gains	Capital
12/31/2006	1/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
1/31/2007	2/12/2007	$0.050833	$0.027805	$0.004379	$0.018649

		Total	Ordinary		Return of
Record Date	Payment Date	Distribution	Dividends	Capital Gains	Capital
2/28/2007	3/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
3/31/2007	4/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
4/30/2007	5/11/2007	$0.050833	$0.027805	$0.004379	$0.018649
5/31/2007	6/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
6/30/2007	7/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
7/31/2007	8/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
8/31/2007	9/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
9/30/2007	10/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
10/31/2007	11/12/2007	$0.050833	$0.027805	$0.004379	$0.018649
11/30/2007	12/12/2007	$0.051666	$0.028261	$0.004450	$0.018955
		$0.610829	$0.334116	$0.052619	$0.224094

SELECTED FINANCIAL DATA

This section is inserted to the prospectus directly following “Cautionary Note Regarding Forward-Looking Statements,” which appears on page 49 of the prospectus.

The following table shows our consolidated selected financial data relating to our historical financial condition and results of operations. This selected data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes to the consolidated financial statements incorporated by reference to this prospectus. All dollar amounts are stated in thousands, except per share amounts.

	As of September 30,		As of December 31,
	2008	2007	2007	2006	2005	2004

Total assets	$11,163,911	6,922,807	8,211,758	3,040,037	865,851	731

Mortgages, notes and margins payable	$4,399,510	2,108,961	3,028,647	1,107,113	227,654	—

	For the Nine Months Ended September 30,		For the Year Ended December 31,			2004
	2008	2007	2007	2006	2005	(1)

Total income	$770,453	291,365	478,736	123,202	6,668	—

Total interest and dividend income	$54,101	64,922	84,288	22,164	1,663	—

Net income (loss) applicable to common shares	$(37,731)	52,113	55,922	1,896	(1,457)	(24)

Net income (loss) per common share, basic and diluted (2)	$(.06)	.15	.14	.03	(1.65)	(1.20)

Distributions declared to common stockholders	$298,596	161,655	242,606	41,178	438	—

Distributions per weighted average common share (2)	$.47	.45	.61	.60	.11	—

Funds From Operations	$231,262	165,842	234,215	48,088	(859)	—

Funds From Operations per weighed average share (3)	$.36	.47	.59	.70	(.97)	—

Cash flows provided by (used in) operating activities	$299,649	158,828	263,420	65,883	11,498	(14)

Cash flows used in investing activities	$(1,740,104)	(3,111,517)	(4,873,404)	(1,552,014)	(810,725)	—

Cash flows provided by financing activities	$2,413,558	3,529,673	4,716,852	1,751,494	836,156	214

Weighted average number of common shares outstanding, basic and diluted	$641,555,461	353,783,448	396,752,280	68,374,630	884,058	20,000

(1)	Reflects the period from inception (October 4, 2004) through December 31, 2004.
(2)

The net income (loss) per share basic and diluted is based upon the weighted average number of common shares outstanding for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007, 2006 and 2005 and the period from October 4, 2004 (inception) to December 31, 2004, respectively. The distributions per common share are based upon the weighted average number of common shares outstanding for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and 2006 and for the period from August 31, 2005 (commencement of the offering) to December 31, 2005.

(3)

The decline in funds from operations per weighted average share resulted from non-cash impairments on investment securities. These impairments are taken where we determine declines in the stock price of our marketable securities are other-than-temporary. Other-than-temporary impairments are not necessarily considered permanent. These securities continue to pay significant dividends and we realized a leveraged yield of 7.2% during the nine months ended September 30, 2008. We view these as long term investments.

CAPITALIZATION

This section is inserted to the prospectus directly following “Selected Financial Data.”

The following table sets forth our capitalization as of September 30, 2008 and December 31, 2007. The table does not include shares of common stock issuable upon the exercise of options that may be, but have not been, granted under our independent director stock option plan. The information set forth in the following table should be read in conjunction with our historical financial statements.

	September 30, 2008	December 31, 2007
	(In Thousands)
Debt:
Mortgages, Notes and Margin Payable	$4,399,510	$3,028,647
Stockholders Equity:
Preferred Stock, $0.001 Par Value, 40,000,000 Shares Authorized, None Outstanding	—	—
Common Stock, $0.001 Par Value, 1,460,000,000 shares authorized, 747,485,231 and 548,168,989 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	747	548
Additional Paid-In Capital (1)	6,701,054	4,905,710
Accumulated distributions in excess of net income (loss)	(564,212)	(227,885)
Accumulated other comprehensive income	22,698	(64,278)
Total Stockholders’ Equity:	$6,160,287	$4,614,095

Total Capitalization:	$10,559,797	$7,642,742

(1)

Additional paid-in capital is net of offering costs of $751.2 million and $557.1 million as of September 30, 2008 and December 31, 2007, respectively, of which $716.3 million and $530.5 million was paid or accrued to affiliates as of September 30, 2008 and December 31, 2007, respectively.

PRIOR PERFORMANCE OF IREIC AFFILIATES

This section is inserted to the prospectus directly following “Capitalization.”

Prior Investment Programs

During the ten year period ending September 30, 2008, IREIC and its affiliates have sponsored four other REITs and eighty-two real estate exchange private placements, which altogether have raised more than $8.3 billion from over 191,500 investors in offerings for which Inland Securities has served as dealer manager. During that period, Inland Real Estate Corporation, Inland Retail Real Estate Trust, Inc. and Inland Western Retail Real Estate Trust, Inc. the other REITs sponsored by IREIC, raised approximately $7.6 billion from over 189,900 investors.  Inland Diversified Real Estate Trust, Inc., the latest REIT sponsored by IREIC, has filed a registration statement with the SEC but has not commenced its initial public offering.  These REITs have, or, with respect to Inland Retail Real Estate Trust, Inc., had, investment objectives similar to ours in that they seek to invest in real estate that produces both current income and long-term capital appreciation for stockholders.  Inland Real Estate Corporation and Inland Western acquire and manage retail properties.  Inland Diversified intends to purchase, acquire and develop commercial real estate located in the United States and internationally.  We will actively seek to invest in the same type of assets as these entities.  Another entity sponsored by IREIC, Inland Real Estate Exchange Corporation, offers real estate exchange transactions, on a private basis, designed, among other things, to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange or as cash investments. Thus, these private placement programs do not have investment objectives similar to ours. However, these private placement programs have owned real estate assets similar to those that we may seek to acquire, including industrial/distribution buildings, shopping centers, office buildings, other retail buildings and multi-family residential businesses.  The REITs represent approximately 91% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 90% of properties purchased and approximately 90% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

With respect to the disclosures set forth herein, we have not provided information for Inland Retail Real Estate Trust, Inc., or IRRETI, as of September 30, 2008. On February 27, 2007, all of the outstanding common stock of IRRETI was acquired in a merger with Developers Diversified Realty Corporation (“DDR”).  Pursuant to the merger agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February 2007 in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through a combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction had a total enterprise value of approximately $6.2 billion. No further information regarding IRRETI is available.

We will pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Property Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.”  The other REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, property managers and affiliates.  However, Inland Diversified is the only REIT that anticipates paying an acquisition fee to its business manager or an oversight fee to its property managers.  The private placement programs sponsored by Inland Real Estate Exchange Corporation pay some of the same types of fees and expenses that we pay, such as selling commissions, marketing contributions, due diligence expenses, acquisition fees and real estate management fees. However, because the business conducted by, and the underlying investment objectives of, these private placement programs are substantially different than our business and investment objectives, other fees and expenses paid by the private placement programs are not directly comparable to ours.

The following discussion and the Prior Performance Tables, included in this prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC and its affiliates.  Because Inland Diversified has not commenced its initial public offering, no information is provided for this program.  Past performance is not necessarily indicative of future performance.

Summary Information

The table below provides summarized information concerning prior programs sponsored by IREIC or its affiliates, with the exception of IRRETI, for the ten year period ending September 30, 2008, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A of the prospectus. With respect to IRRETI, information is presented for the ten year period ended September 30, 2006. This information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager. All information regarding Inland Western, Inland Real Estate Corporation and IRRETI is derived from the public filings by these entities. WE ARE NOT, BY INCLUDING THESE TABLES, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLES BECAUSE OUR YIELD, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Inland Western Retail Real Estate Trust, Inc. as of September 30, 2008	Inland Retail Real Estate Trust, Inc. as of September 30, 2006	Inland Real Estate Corporation as of September 30, 2008 (1)	Inland Real Estate Exchange Private Placement Offerings as of September 30, 2008
Number of programs sponsored	1	1	1	82
Number of public offerings	2	3	4	0
Aggregate amount raised from investors	$4,409,628,000	2,424,515,000	733,432,000	754,000,000
Approximate aggregate number of investors	110,300	57,600	22,000	1,600
Number of properties purchased	316	287	182 (2)	85
Aggregate cost of properties	$8,460,950,000	4,138,046,000	1,687,042,000	1,501,000,000
Number of mortgages/notes receivable	1	0	0	0
Principal amount of mortgages/notes receivable	$27,364,000	0	0	0
Number of investments in unconsolidated entities	3	1	8	0
Investment in unconsolidated entities	$97,455	22,626	133,130	0
Percentage of properties (based on cost) that were:
Commercial—
Retail	76.00%	89.00%	79.00%	32.00%
Single-user net lease	24.00%	11.00%	21.00%	10.00%
Nursing homes	0.00%	0.00%	0.00%	0.00%
Offices	0.00%	0.00%	0.00%	45.00%
Industrial	0.00%	0.00%	0.00%	13.00%
Health clubs	0.00%	0.00%	0.00%	0.00%
Mini-storage	0.00%	0.00%	0.00%	0.00%
Multi-family residential	0.00%	0.00%	0.00%	0.00%
Total commercial	100.00%	100.00%	100.00%	100.00%
Land	0.00%	0.00%	0.00%	0.00%
Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	37.00%	39.00%	37.00%	34.00%
Existing construction	63.00%	61.00%	63.00%	66.00%

Number of properties sold in whole or in part	11	13	32 (2)	6

Number of properties exchanged	0	0	0	0

(1)

On November 13, 2006, Inland Real Estate Corporation, or IRC, issued $180 million aggregate principal amount of its 4.625% convertible senior notes due in 2026, which included the exercise by the initial purchasers of their option to purchase an additional $10 million to cover over-allotments. IRC received net proceeds of approximately $177.3 million after deducting selling discounts and commissions. IRC used the net proceeds from the offering to repurchase 2,776,000 shares of its common stock at a price equal to $18.01 per share (approximately $50 million in the aggregate) concurrently with the closing of the offering. Neither Inland Securities nor any Inland affiliate received any fees in connection with this private placement. Accordingly, information regarding this private placement has been excluded from the table and the narrative below.

(2)

IRC’s joint venture with Inland Real Estate Exchange Corporation has offered tenant-in-common (“TIC”) interest in properties that it holds together with its joint venture partner, to investors in a private placement exempt from registration under the Securities Act of 1933, as amended. Included in the amounts above are all properties purchased for this joint venture. During 2007, IRC purchased ten properties, of which nine have been either partially or entirely contributed to the joint venture and subsequently sold to TIC investors by the joint venture. During 2008, IRC purchased five properties which it contributed to the joint venture and the joint venture purchased one property directly. Interests in three of these properties have partially or entirely been sold.

During the three years prior to September 30, 2008, Inland Western purchased 74 properties and Inland Real Estate Corporation purchased eleven commercial properties. During the three years prior to September 30, 2006, IRRETI purchased sixty-eight commercial properties. Upon written request, you may obtain, without charge, a copy of Table VI filed with the Securities and Exchange Commission in Part II of our registration statement. Table VI provides more information about these acquisitions. In addition, upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs within the last twenty-four months. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

Publicly Registered REITs

Inland Real Estate Corporation was formed in May 1994. Through a total of four public offerings, the last of which was completed in 1998, Inland Real Estate Corporation, which we refer to herein as IRC, sold a total of 51.6 million shares of common stock. In addition, through September 30, 2008, IRC had issued approximately 16.3 million shares of common stock through its distribution reinvestment program and repurchased approximately 5.3 million shares of common stock through its share repurchase program. As a result, IRC has realized total gross offering proceeds of approximately $683.3 million as of September 30, 2008. On June 9, 2004, IRC listed its shares on the New York Stock Exchange and began trading under the ticker “IRC”. On September 30, 2008, the closing price of the stock on the New York Stock Exchange was $15.69 per share.

IRC focuses on purchasing neighborhood, community, power, lifestyle and single tenant retail centers, which primarily provide “everyday” goods and services to consumers.  IRC seeks to provide stockholders with regular cash distributions and a hedge against inflation through capital appreciation. IRC also may acquire single-user retail properties throughout the United States. As of September 30, 2008, the properties owned by IRC were generating sufficient cash flow to pay operating expenses and an annual cash distribution of $0.98 per share, equal portions of which are paid monthly.

As of September 30, 2008, IRC owned 145 properties for an aggregate purchase price of approximately $1.7 billion. These properties were purchased in part with proceeds received from the above described offerings of shares of its common stock, borrowings secured by its properties draws on its line of credit or sales proceeds from previous sales of properties. As of September 30, 2008, IRC had debt of approximately $530.3 million secured by its properties and had $50 million and $140 million outstanding through an unsecured line of credit and term loan, respectively.

On July 1, 2000, IRC became a self-administered REIT by acquiring, through merger, Inland Real Estate Advisory Services, Inc., its advisor, and Inland Commercial Property Management, Inc., its property manager. As a result of the merger, IREIC, the sole stockholder of the advisor, and The Inland Property Management Group, Inc., the sole stockholder of its property manager, received an aggregate of approximately 6.2 million shares of IRC’s common stock valued at $11.00 per share, or approximately 9% of its common stock.

Inland Retail Real Estate Trust, Inc. was formed in February 1999. Through a total of three public offerings, the last of which was completed by Inland Securities in 2003, Inland Retail Real Estate Trust, Inc., which we refer to herein as IRRETI, sold a total of approximately 213.7 million shares of its common stock. In addition, through September 30, 2006, IRRETI had issued approximately 41.1 million shares through its distribution reinvestment program, and has repurchased a total of approximately 11.4 million shares through the share reinvestment program. As a result, IRRETI had realized total net offering proceeds of approximately $2.4 billion as of September 30, 2006. On December 29, 2004, IRRETI issued approximately 19.7 million shares as a result of a merger with its advisor and property managers, as described below.

IRRETI focused on purchasing shopping centers located east of the Mississippi River in addition to single-user retail properties in locations throughout the United States. IRRETI sought to provide investors with regular cash distributions and a hedge against inflation through capital appreciation. As of September 30, 2006, the properties owned by IRRETI were generating sufficient cash flow to pay operating expenses and an annual cash distribution of $0.83 per share, a portion of which was paid monthly.

As of September 30, 2006, IRRETI owned 287 properties for an aggregate purchase price of approximately $4.1 billion. These properties were purchased with proceeds received from the above described offerings of shares of its common stock, financings sole of properties and the line of credit. As of September 30, 2006, IRRETI had borrowed approximately $2.3 billion secured by its properties.

On December 29, 2004, IRRETI became a self-administered REIT by acquiring, through merger, Inland Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southern Management Corp., Inland Mid-Atlantic Management Corp., and Inland Southeast Property Management Corp., its property managers. As a result of the merger, IRRETI issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 19.7 million shares of IRRETI’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.9% of its common stock.

As noted above, on February 27, 2007, IRRETI and DDR completed a merger.

Inland Western Retail Real Estate Trust, Inc. was formed in March 2003. Through a total of two public offerings, the last of which was completed in 2005, Inland Western Retail Real Estate Trust, Inc., which we refer to herein as Inland Western, sold a total of approximately 422 million shares of its common stock. In addition, through September 30, 2008, Inland Western had issued approximately 58 million shares through its distribution reinvestment program and had repurchased approximately 38 million shares through its share repurchase program. As a result, Inland Western has realized total gross offering proceeds of approximately $4.4 billion as of September 30, 2008.  On October 14, 2008, the board of directors of Inland Western voted to suspend its share repurchase program until further notice, effective

November 19, 2008; however, share repurchases under the plan could be terminated prior to November 19, 2008 if the 5% repurchase limit was reached prior to November 19, 2008.  On October 22, 2008, the 5% limit was reached.

Inland Western focuses on the acquisition and management of strategically located retail assets, including lifestyle, power, neighborhood and community centers, as well as single-user net lease properties throughout the United States. Inland Western seeks to provide investors with regular cash distributions and a hedge against inflation through capital appreciation. As of September 30, 2008, the properties owned by Inland Western were generating sufficient cash flow to pay operating expenses and an annualized cash distribution of $0.6425 per share, a portion of which is paid monthly.

As of September 30, 2008, Inland Western owned 305 properties for an aggregate purchase price of approximately $7.9 billion. These properties were purchased with proceeds received from the above described offering of shares of its common stock and financings. Inland Western also has invested in seven operating properties that it does not consolidate and twenty-three properties in eight development joint ventures, six of which it consolidates. As of September 30, 2008, Inland Western had borrowed approximately $4.5 billion secured by its properties.

On November 15, 2007, Inland Western became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, Inland Western issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 37.5 million shares of Inland Western’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.7% of its common stock.

On November 1, 2007, a single stockholder filed a class action complaint in the United States District Court for the Northern District of Illinois alleging violations of the federal securities laws and common law causes of action in connection with Inland Western’s merger with its business manager/advisor and property managers as reflected in its proxy statement dated September 10, 2007 (the “Proxy Statement”).  On June 12, 2008, the stockholder filed an amended complaint that named Madison Investment Trust as an additional plaintiff, and KPMG LLP, Inland Western’s independent registered public accounting firm, as an additional defendant.  The amended complaint alleges, among other things, (1) that the consideration paid as part of the merger was excessive; (2) the Proxy Statement violated Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon allegations that the Proxy Statement contained false and misleading statements or omitted to state material facts; (3) that the business manager/advisor, property managers, certain directors and other defendants breached their fiduciary duties to the class; and (4) that the merger unjustly enriched the business manager/advisor and property managers, and other defendants. The amended complaint seeks, among other things, (a) certification of the class action; (b) a judgment declaring the Proxy Statement false and misleading; (c) unspecified monetary damages; (d) to nullify any stockholder approvals obtained during the proxy process; (e) nullification of the merger and the related merger agreements with the business manager/advisor and the property managers; and (f) the payment of reasonable attorneys’ fees and experts’ fees.  Inland Western believes that the allegations in the amended complaint are without merit, and intends to vigorously defend the lawsuit.

The following tables summarize distributions paid by IRC, IRRETI and Inland Western through September 30, 2008. The rate at which each company raises capital, acquires properties and generates cash from all sources determines the amount of cash available for distribution. As described in more detail below, IREIC or its affiliates agreed, from time to time, to either forgo or defer all or a portion of the business management and advisory fees due them to increase the amount of cash available to pay distributions while each REIT raised capital and acquired properties. As described below, IREIC also advanced monies to Inland Western to pay distributions. Inland Western has since repaid these advances. With respect to IRC, from 1995 through 2000, IREIC or its affiliates agreed to forgo approximately $10.5 million in advisor fees. With respect to IRRETI, from 1999 through 2004, IREIC or its affiliates agreed to forgo approximately $3.2 million and deferred an additional $13.1 million in advisor fees. As of December 31, 2004, IRRETI had paid IREIC or its affiliates all deferred advisor fees. With respect to Inland Western, since 2003 through September 30, 2008, IREIC or its affiliates agreed to forgo an additional $168 million. During this time, IREIC also advanced funds to Inland Western to pay distributions. In 2003 and 2004, Inland Western received approximately $1.2 million and $4.7 million, respectively, for an aggregate amount of approximately $5.9 million. IREIC forgave approximately $2.4 million of this amount, which is included as “additional paid in capital” in Inland Western’s financial statements, and Inland Western had repaid the remaining $3.5 million.

In each case, if IREIC or its affiliates had not agreed to forgo or defer all or a portion of the advisor fee, or, in the case of Inland Western, advance monies to pay distributions, the aggregate amount of distributions made by each REIT may have been reduced or the REIT would have likely had to decrease the number of properties acquired or the pace at which it acquired properties. Our Business Manager may agree to forgo or defer all or a portion of its business management fee during the periods that we are raising capital and acquiring real estate assets with this capital. Our Business Manager is not, however, obligated to forgo any portion of this fee, thus we may pay less in distributions or have less cash available to acquire real estate assets. In 2007, IREIC or its affiliates were paid approximately $34.8 million less in business management fees than they were entitled to be paid. See “Risk Factors — Risks Related to Our Business” for a discussion of risks associated with the availability and timing of our cash distributions.

Inland Real Estate Corporation – Last Offering By Inland Securities Completed In 1998

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share
	$	$	$	$	$
1998	35,443,213	27,015,143	8,428,070	—	.88
1999	48,379,621	35,640,732	12,738,889	—	.89
2000	52,964,010	40,445,730	12,518,280	—	.90
2001	58,791,604	45,754,604	12,662,414	374,586.93
2002	60,090,685	41,579,944	18,315,640	195,101.94
2003	61,165,608	47,254,096	13,577,679	333,833.94
2004	62,586,577	53,458,760	7,883,026	1,244,791.94
2005 (4)	58,867,790	57,502,980	—	1,364,810.87
2006 (5)	64,689,179	55,737,360	8,520,125	431,694.96
2007	63,659,150	59,860,450	516,781	3,281,919.98
2008	48,509,000	48,509,000	—	—	.74
	615,146,437	512,758,799	95,160,904	7,226,734

(1)      The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)      Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)      Represents a capital gain distribution for federal income tax purposes.

(4)      For the year ended December 31, 2005, IRC declared distributions of $0.95 per diluted weighted average number of shares outstanding and distributed $0.87 per share for the eleven-month period February 17, 2005 through December 19, 2005. The distribution declared on December 20, 2005 with a record date of January 3, 2006 and payment date of January 17, 2006 is reportable for tax purposes in 2006 and is not reflected in the 2005 calculation.

(5)      The December distribution declared on December 20, 2006, with a record date of January 2, 2007 and payment date of January 17, 2007, is reportable for tax purposes in 2007 and is not reflected in the 2006 calculation.

Inland Retail Real Estate Trust, Inc. – Last Offering By Inland Securities Completed In 2003

	Total Distribution		Ordinary Income(1)		Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share
	$		$		$		$		$
1999	1,396,861		318,484		1,078,377		—		.49	(4)
2000	6,615,454		3,612,577		3,002,877		—		.77
2001	17,491,342		10,538,534		6,952,808		—		.80
2002	58,061,491		36,387,136		21,674,355		—		.82
2003	160,350,811		97,571,099		62,779,712		—		.83
2004	190,630,575		110,922,403		79,708,172		—		.83
2005	193,733,000		146,820,000		45,713,000		1,200,000.76			(5)
2006	162,705,000	(1)	162,705,000	(1)	—	(1)	—	(1)
	790,894,534		568,875,233		220,909,301		1,200,000

(1)      The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end. Because of the acquisition by DDR, this information reflects distributions as of September 30, 2006.

(2)      Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)      Represents a capital gain distribution for federal income tax purposes.

(4)      IRRETI began paying monthly distributions in May 1999. This amount represents total distributions per share made during the period from May 1999 through December 1999.

(5)      For the year ended December 31, 2005, IRRETI declared distributions of $0.83 per diluted weighted average number of shares outstanding and distributed $0.76 per share for the eleven-month period February 7, 2005 through December 7, 2005.

Inland Western Retail Real Estate Trust, Inc. – Last Offering By Inland Securities Completed In 2005

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution~~(3)~~	Total Distributions per Share
	$	$	$	$	$
2003	358,000	—	358,000	—	.13	(4)
2004	54,542,000	29,998,000	24,544,000	—	.66
2005	211,327,000	114,117,000	97,210,000	—	.64
2006	283,769,000	128,962,000	154,807,000	—	.64
2007	290,550,000	141,560,000	148,990,000	—	.64
2008	232,599,000	232,599,000	—	—	.48
	1,073,145,000	647,236,000	425,909,000	—

(1)      The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)      Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)      Represents a capital gain distribution for federal income tax purposes.

(4)      Inland Western began paying monthly distributions in November 2003. This amount represents total distributions per share paid during the period from November 2003 through December 2003.

Private Partnerships

Through September 30, 2008, affiliates of IREIC have sponsored 514 private placement limited partnerships which have raised more than $524.2 million from approximately 17,000 investors and invested in properties for an aggregate price of more than $1 billion in cash and notes. Of the 522 properties purchased, 93% have been located in Illinois. Approximately 90% of the funds were invested in apartment buildings, 6% in shopping centers, 2% in office buildings and 2% in other properties. Including sales to affiliates, 506 partnerships have sold their original property investments. Officers and employees of IREIC and its affiliates invested more than $17 million in these limited partnerships.

From October 1, 1998 through September 30, 2008, investors in these private partnerships have received total distributions in excess of $598 million consisting of cash flow from partnership operations, interest earnings, sales and refinancing proceeds and cash received from the course of property exchanges.

1031 Exchange Private Placement Offering Programs

In March 2001, IREIC formed Inland Real Estate Exchange Corporation, or IREX, to, among other things, provide replacement properties for people wishing to complete an IRS Section 1031 real estate exchange as well as investors seeking  a quality multi-owner real estate investment. Through September 30, 2008, IREX had offered the sale of eighty-two real estate exchange private placements containing eighty-five properties with a total property value of approximately $1.5 billion.

The following table summarizes certain aspects of the offering and distributions for each of the 1031 exchange private placement offerings through September 30, 2008:

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2008 Annualized Distribution	2007 Annual Distribution	2006 Annual Distribution
		($)		($)	(%)	(%)	(%)
Landings of Sarasota DBT(A)	9	4,000,000	05/2002	8,381,766	N/A	N/A	N/A
Sentry Office Building DBT	7	3,500,000	04/2002	2,942,343	16.91	16.28	13.43
Pets Bowie DBT	7	2,600,000	07/2002	2,868,150	15.70	15.70	9.29
1031 Chattanooga DBT	9	1,900,000	05/2002	1,674,825	11.20	11.20	8.26
Lansing Shopping Center DBT	5	5,000,000	09/2001	3,871,418	11.59	11.19	9.07
Inland 220 Celebration Place DBT	35	15,800,000	09/2003	7,997,867	9.72	9.31	8.89
Taunton Circuit DBT (B)	1	3,750,000	09/2002	6,210,312	N/A	8.31	8.31
Broadway Commons DBT (C)	32	8,400,000	12/2003	5,697,510	10.41	11.55	10.18
Bell Plaza 1031, LLC (B)	1	890,000	11/2003	1,690,298	N/A	6.93	17.33
Inland 210 Celebration Place DBT (D)	1	6,300,000	01/2003	3,044,397	9.72	11.21	8.90
CompUSA Retail Building, LLC (E)	11	3,950,000	02/2004	1,391,807	0.00	7.00	8.396
Janesville Deere Distribution Facility 1031, LLC (F)	35	10,050,000	01/2004	3,813,777	6.96	8.15	7.75
Fleet Office Building 1031, LLC (C)	30	10,000,000	01/2004	21,765,758	8.52	8.77	8.52
Davenport Deere Distribution Facility 1031, LLC	35	15,700,000	04/2004	5,567,791	8.40	7.36	7.36
Grand Chute DST (C)	29	6,370,000	03/2004	2,679,582	8.58	9.32	8.52
Macon Office DST	29	6,600,000	03/2004	2,582,229	8.54	8.35	8.20
White Settlement Road Investment, LLC	1	1,420,000	12/2003	568,954	8.34	8.34	8.34
Plainfield Marketplace 1031, LLC	31	12,475,000	06/2004	3,956,092	7.24	7.21	7.21
Pier 1 Retail Center 1031, LLC	22	4,300,000	06/2004	1,161,260	0.00	8.14	7.43
Long Run 1031, LLC (I)	1	4,935,000	05/2004	2,119,113	N/A	8.69	8.32
Forestville 1031, LLC	1	3,900,000	05/2004	1,191,557	6.98	6.98	7.55
Bed, Bath & Beyond 1031, LLC	20	6,633,000	08/2004	2,048,723	7.65	7.53	7.51
Cross Creek Commons 1031, LLC	26	6,930,000	08/2004	2,194,035	7.75	7.68	7.34
BJ’s Shopping Center 1031, LLC	22	8,365,000	01/2005	2,672,487	8.55	8.12	7.86
Barnes & Noble Retail Center 1031, LLC	12	3,930,000	02/2005	1,025,699	6.68	6.68	6.67

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2008 Annualized Distribution		2007 Annual Distribution		2006 Annual Distribution
		($)		($)	(%)		(%)		(%)
Port Richey 1031, LLC	1	3,075,000	07/2004	1,141,872	8.28		8.28		9.50
Walgreen Store Hobart 1031, LLC	24	6,534,000	02/2005	4,385,496	6.91		6.91		6.91
Kraft Cold Storage Facility 1031, LLC	19	5,667,000	12/2004	1,543,853	7.21		7.00		7.00
Huntington Square Plaza 1031, LLC	39	39,200,000	06/2005	4,585,412	6.66		6.51		6.47
Best Buy Store Reynoldsburg 1031, LLC	19	10,345,000	02/2005	1,327,984	6.73		6.73		6.73
Jefferson City 1031, LLC	28	10,973,000	04/2005	3,043,567	7.96		7.96		7.96
Stoughton 1031, LLC	27	19,950,000	05/2005	2,431,004	6.66		6.66		6.66
Indianapolis Entertainment 1031, LLC	1	2,190,000	11/2004	317,907	7.79		7.31		7.15
Mobile Entertainment 1031, LLC	1	1,578,000	11/2004	230,629	7.82		7.65		7.16
Chenal Commons 1031, LLC (C)	19	14,346,000	06/2005	2,013,975	7.64		7.87		7.51
Oak Brook Kensington 1031, LLC	60	23,500,000	12/2006	5,633,031	7.45		7.42		7.09
Columbus 1031, LLC	38	23,230,000	12/2006	5,595,975	8.12		7.81		7.87
Edmond 1031, LLC	1	1,920,000	05/2005	510,530	7.96		7.96		7.96
Taunton Broadway 1031, LLC (D)	1	1,948,000	08/2005	239,051		(D)		(D)	7.79
Wilmington 1031, LLC	1	2,495,000	09/2005	530,882	7.09		7.09		7.09
Wood Dale 1031, LLC (B)	16	3,787,500	03/2006	4,966,252	N/A		7.34		6.82
Cincinnati Eastgate 1031, LLC	13	3,210,000	06/2006	600,541	7.00		7.00		7.00
Norcross 1031, LLC	1	3,000,000	11/2005	598,592	6.90		6.90		6.90
Martinsville 1031, LLC	1	2,360,000	12/2005	442,204	6.74		6.74		6.74
Indiana Office 1031, LLC	34	18,200,000	03/2006	3,883,254	7.73		7.65		7.62
Yorkville 1031, LLC	21	8,910,000	03/2006	1,321,369	6.09		5.91		5.75
Louisville 1031, LLC	39	18,830,000	06/2006	3,174,447	7.00		7.00		7.00
Madison 1031, LLC	1	1,472,000	03/2006	235,859	7.00		7.00		6.70
Murfreesboro 1031, LLC	20	7,185,000	06/2006	979,892	6.06		6.00		5.75
Aurora 1031, LLC	1	1,740,000	06/2006	265,151	7.01		7.00		6.73
Craig Crossing 1031, LLC	29	14,030,000	08/2006	1,891,873	6.17		6.17		6.07
Charlotte 1031, LLC	52	24,105,000	03/2007	3,115,510	6.05		6.06		6.05
Olivet Church 1031, LLC	33	10,760,000	03/2007	1,285,332	6.24		6.27		6.25
Glenview 1031, LLC	38	23,350,000	05/2007	2,589,428	6.25		6.25		6.25
Yuma Palms 1031, LLC	32	42,550,000	06/2007	4,518,994	6.25		6.23		6.17
Honey Creek, LLC	40	13,137,300	06/2007	1,424,017	6.29		6.29		6.29
Dublin 1031, LLC	19	10,550,000	05/2007	1,054,645	6.40		6.40		N/A
Inland Riverwoods, LLC	40	15,712,805	06/2007	1,488,149	6.86		6.48		N/A
Inland Sioux Falls, LLC	40	18,110,000	07/2007	1,605,283	7.03		6.89		N/A
Burbank 1031 Venture, LLC	1	5,285,000	09/2007	336,694	6.20		6.20		N/A
Houston 1031 Limited Partnership	35	32,900,000	09/2007	2,174,224	6.09		6.00		N/A
Inland Chicago Grace Office L.L.C.	30	7,097,195	08/2007	501,814	6.30		6.06		N/A
Plano 1031 Limited Partnership	28	16,050,000	11/2007	1,258,026	7.33		7.19		N/A
Eden Prairie 1031, DST	23	9,573,827	11/2007	772,864	8.06		8.05		N/A
Carmel 1031 Venture L.L.C. (K)	1	3,655,000	11/2007	195,736	6.40		6.68		N/A
West St. Paul 1031 Venture L.L.C.	28	4,315,000	03/2008	240,132	6.30		6.32		N/A
Schaumburg 1031 Venture L.L. C.	16	9,950,000	01/2008	492,171	6.23		6.05		N/A
Waukesha 1031 DST	28	11,490,000	01/2008	718,021	7.43		7.44		N/A
Tampa-Coconut Palms Office Bldg 1031, LLC	23	13,866,000	03/2008	511,479	5.58		5.58		N/A
Delavan Crossing 1031 Venture, LLC	1	5,295,000	03/2008	163,737	6.11		N/A		N/A
Geneva 1031, LLC	38	15,030,000	05/2008	573,884	6.69		N/A		N/A
Memorial Square Retail Center	35	19,840,000	*	347,955	N/A		N/A		N/A
Greenfield Commons Retail Building	1	3,556,000	07/2008	45,146	N/A		N/A		N/A
Telecommunications 1031 Venture, DST	60	23,265,000	06/2008	695,995	6.38		N/A		N/A
GE Inspections Technologies Buildings	24	6,915,000	08/2008	132,378	6.14		N/A		N/A

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2008 Annualized Distribution	2007 Annual Distribution	2006 Annual Distribution
		($)		($)	(%)	(%)	(%)
Flowserve Industrial Building	21	5,515,000	08/2008	117,788	6.41	N/A	N/A
Pueblo 1031, DST	29	10,070,000	09/2008	261,192	6.23	N/A	N/A
Countrywood Crossing Shopping Center	20	28,990,000	*	148,286	N/A	N/A	N/A
Fox Run Square Shopping Center	21	13,435,000		85,898	N/A	N/A	N/A
Midwest ISO Office Building	6	15,420,000	*	63,785	N/A	N/A	N/A
LV-H Venture Holdings DST	1	37,789,715	*	203,115	N/A	N/A	N/A
University of Phoenix Building	0	6,635,000	*	—	N/A	N/A	N/A
		$868,381,342		178,130,033

*     Offering was not complete as of September 30, 2008.

(A)  This property was sold in 2005.

(B)  These properties were sold in 2007.

(C)  For calendar years 2006 and 2007, these properties outperformed the projections contained in the private placement memorandum. With the completion of the calendar year 2008, a determination will be made as to any additional operational cash and it will be distributed as additional distribution to the investor.

(D)  The owner of this property chose to allocate September 2008 net rental cash flow to fund landlord required capital improvements.

(E)   CompUSA vacated its space in October, 2006 and continued paying rent through August, 2007. CompUSA ceased paying rent in September 2007. CompUSA never filed bankruptcy but instead settled out of court with creditors and vendors. The settlement is expected to provide approximately $550,000 to the owners. Approximately $465,000 has been received to date. In November 2007, the co-owners voted to cease quarterly distributions until the facility is re-tenanted.

(F)   This property was refinanced in February 2008, and the interest rate increased from 4.84% to 6.1%

(G)  This property was sold in 2008.

(H)  In January 2008 Bombay Company, a tenant who occupied approximately 38.9% of the leasable square feet in the center, left the center after filing bankruptcy. It was the unanimous consent of the Pier 1 Center owners to cease quarterly distributions until the facility is re-tenanted. The property is currently generating excess cash flow that is being added to the property reserve.

(I)    In June 2007, the sole investor of the Long Run property elected to terminate the property management agreement with an affiliate of the sponsor.

(J)   The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding.

(K)  Higher distributions in 2007 resulted from additional rent from amortized tenant improvements.

Liquidity of Prior Programs

While engaged in a public offering of its common stock, each of the four REITs sponsored by IREIC disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•              Inland Real Estate Corporation. IRC stated that the company anticipated that, by 1999, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange. In July 2000, IRC became a self-administered REIT by acquiring, through merger, its advisor and its property manager. The board evaluated market conditions each year thereafter. The board decided that conditions were finally favorable in 2004, and IRC listed its shares on the New York Stock Exchange and began trading in June 2004. On September 30, 2008, the closing price of IRC’s common stock on the New York Stock Exchange was $15.69 per share.

•              Inland Retail Real Estate Trust, Inc. IRRETI stated that the company anticipated that, by February 2004, its directors would determine whether to apply to have shares of its common stock listed for trading on a national stock exchange. In December 2004, IRRETI became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. The board of directors of IRRETI thereafter considered market conditions and chose not to list its common stock. IRRETI instead consummated a liquidity event by merging with Developers Diversified Realty Corporation, a New York Stock Exchange-listed REIT, in February 2007. IRRETI’s stockholders received, for each share of common stock held, $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR.

•              Inland Western Retail Real Estate Trust, Inc. Inland Western stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. In November 2007, Inland Western became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. Inland Western’s board of directors, in accordance with the prospectus, then conducted due diligence to determine when, and if, to apply to have Inland Western’s common shares listed for trading on a national exchange. The process incorporated outside advisors, detailed reports on the current real estate and financial markets, as well as the applicable listing requirements for various national stock exchanges. After these discussions and review of the reports received, the board of directors determined, as of October 2008, not to list the shares on a national exchange at this time. The Inland Western board of directors will proceed to position the company for a liquidity event in the future, as it believes market conditions and other circumstances may warrant, whether through a listing of shares on a national exchange, a merger or a sale of its assets.

•              Inland Diversified Real Estate Trust, Inc. Inland Diversified has disclosed that its board does not anticipate evaluating a listing until at least 2014. As of September 30, 2008, Inland Diversified had filed a registration statement with the SEC but had not commenced its initial public offering.

MANAGEMENT

Property Management Agreements – Our Lodging Facilities

This section updates the discussion contained in our prospectus under the heading “Management — Property Management Agreements – Our Lodging Facilities,” which begins on page 68 of the prospectus.

As of September 30, 2008, Alliance Hospitality Management, LLC managed thirty-eight, or 37%, of our hotels, Marriott managed twenty-seven, or 26%, of our hotels, Interstate Hotel and Resorts, Inc. and Hilton each managed eleven, or 11%, of our hotels, Davidson Hotel Group managed four, or 4%, of our hotels, Winston Hospitality, Inc., White Lodging Services Corporation and Urgo Hotels each managed three, or 3%, of our hotels and Grand Heritage Hotel Group and Hyatt Select Hotels Group, LLC each managed one hotel.

PLAN OF DISTRIBUTION

The following information is inserted at the end of the “Plan of Distribution” section on page 139 of our prospectus.

The following table provides information regarding shares sold in both our initial offering and our current follow-on offering as of January 2, 2009.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our Sponsor:	20,000	200,000	—	200,000

Shares sold in the initial offering:	469,598,762	4,695,987,620	493,078,705	4,202,908,915

Shares sold in the follow-on offering:	295,742,111	2,957,421,110	310,529,217	2,646,891,893

Shares sold pursuant to our distribution reinvestment plan in the initial offering:	9,720,991	92,349,415	—	92,349,415

Shares sold pursuant to our distribution reinvestment plan in the follow-on offering:	31,843,240	302,510,780	—	302,510,780

Shares repurchased pursuant to our share repurchase program:	(12,361,770)	(115,162,017)	—	(115,162,017)
	794,563,334	7,933,306,908	803,607,922	7,129,698,986

(1)      Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)      Inland Securities Corporation serves as dealer manager of these offerings and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)      Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.

EXPERTS

This section is inserted to the prospectus directly following “Legal Matters,” which appears on page 152 of the prospectus.

The consolidated balance sheets of Inland American Real Estate Trust, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement Schedule III have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of The Woodlands Hotel, L.P. as of December 29, 2006 and the related statements of operations, partners’ equity (deficit), and cash flows for the period January 1, 2006 to December 29, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Apple Hospitality Five, Inc. appearing in Inland American Real Estate Trust, Inc.’s 8-K filed on September 19, 2007, and Apple Hospitality Five, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference elsewhere herein. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on authority of such firm as experts in accounting and auditing.

The audited historical consolidated financial statements of Winston Hotels, Inc. included on pages F-1 through F-63 of Inland American Real Estate Trust, Inc.’s Current Report on Form 8-K dated July 6, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical combined consolidated financial statements of RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P. included on pages F-1 through F-30 of Inland American Real Estate Trust, Inc.’s Current Report on Form 8-K/A dated April 29, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Index to Financial Statements

Page
Inland American Real Estate Trust, Inc.:

Report of Independent Registered Public Accounting Firm	*

Consolidated Balance Sheets at December 31, 2007 and December 31, 2006	*

Consolidated Statements of Operations and Other Comprehensive Income for the years ended December 31, 2007, 2006 and 2005	*

Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2007, 2006 and 2005	*

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	*

Notes to Consolidated Financial Statements at December 31, 2007, 2006 and 2005	*

Schedule III Real Estate and Accumulated Depreciation	*

Pro Forma Consolidated Balance Sheet at December 31, 2007 (unaudited)	*

Notes to Pro Forma Consolidated Balance Sheet at December 31, 2007 (unaudited)	*

Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007 (unaudited)	*

Notes to Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007 (unaudited)	*

Consolidated Balance Sheets at September 30, 2008 (unaudited) and December 31, 2007	*

Consolidated Statements of Operations and Other Comprehensive Income for the three and nine months ended September 30, 2008 and 2007 (unaudited)	*

Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2008 (unaudited)	*

Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007 (unaudited)	*

Notes to Consolidated Financial Statements	*

Apple Hospitality Five, Inc.:

Report of Independent Registered Public Accounting Firm	*

Consolidated Balance Sheets for the years ended December 31, 2006 and 2005	*

Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	*

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	*

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	*

Notes to Consolidated Financial Statements	*

Schedule III Real Estate and Accumulated Depreciation	*

Consolidated Balance Sheets September 30, 2007 (unaudited) and December 31, 2006	*

Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2007	*

Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2007	*

Notes to Unaudited Consolidated Financial Statements	*

Winston Hotels, Inc.:

Report of Independent Registered Public Accounting Firm	*

Consolidated Balance Sheets as of December 31, 2006 and 2005	*

Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	*

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	*

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	*

Notes to Consolidated Financial Statements	*

Safe Harbor For Forward-Looking Statements	*

Consolidated Balance Sheet as of June 30, 2007 (unaudited) and December 31, 2006	*

Unaudited Consolidated Statements of Operations for the three months ended June 30, 2007 and 2006	*

Unaudited Consolidated Statements of Operations for the six months ended June 30, 2007 and 2006	*

Unaudited Consolidated Statement of Shareholders’ Equity for the six months ended June 30, 2007 and 2006	*

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006	*

Notes to Unaudited Consolidated Financial Statements	*

RLJ Urban Lodging Fund, L.P. and RLJ Urban Lodging Fund (P.F. #1), L.P.:

Report of Independent Auditors	*

Combined Consolidated Financial Statements	*

Combined Consolidated Balance Sheets of Discontinued Business as of December 31, 2007 and 2006	*

Combined Consolidated Statements of Discontinued Operations for the years ended December 31, 2007, 2006 and 2005	*

Combined Consolidated Statements of Changes in Partners’ Equity (Deficit) of Discontinued Business for the years ended December 31, 2007, 2006 and 2005	*

Combined Consolidated Statements of Cash Flows of Discontinued Business for the years ended December 31, 2007, 2006 and 2005	*

Notes to Combined Consolidated Financial Statements of Discontinued Business for the years ended December 31, 2007, 2006 and 2005	*

The Woodlands Waterway Marriott Hotel and Convention Center

Independent Auditors’ Report	*

Balance Sheet as of December 29, 2006	*

Statement of Operations for the period from January 1, 2006 to December 29, 2006	*

Statement of Partners’ Equity (Deficit) for the period from January 1, 2006 to December 29, 2006	*

Statement of Cash Flows for the period from January 1, 2006 to December 29, 2006	*

Notes to the Financial Statements	*

SunTrust Banks, Inc.:

Summary Financial Information for SunTrust Banks, Inc., which is subject to net lease, as of December 31, 2007, 2006 and 2005	*

Summary Financial Information for SunTrust Banks, Inc., which is subject to net lease, as of September 30, 2007 and 2006	*

* Incorporated by reference herein. See “Incorporation by Reference.”